Exhibit 4

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 4, 2011, by and among Midsummer Small Cap Master, Ltd. (collectively, the “Sellers”) and Clinton Magnolia Master Fund Ltd. (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser desire to purchase from the Seller and the Seller desires to sell to the Purchaser three (3) warrant series (the “Warrants”) exercisable for an aggregate of 5,551,034 shares (the “Shares”) of the Common Stock, par value $0.01 per share (the “Common Stock”), with an exercise price of $0.18 and a term of exercise as follows:

2,800,007 shares	---	Expiring January 5, 2013
644,848 shares	---	Expiring May 19, 2013
2,106,179 shares	---	Expiring February 22, 2014

of Viking Systems, Inc. (the “Company”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Warrants

Section 1.1.   Purchase and Sale of Warrants.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, the Seller hereby sells, assigns, transfers and conveys to the Purchaser the Warrants and the Purchaser hereby purchases the Warrants from the Seller for a per share cash purchase price of $0.06 (an aggregate cash purchase price of $333,062.04 (the “Purchase Price”)).  Upon receipt of an original warrant certificate in the name of such Purchaser, evidencing the Warrant, the Purchaser shall pay the Purchase Price by one or more wire transfers of immediately available funds to the Seller pursuant to the wire transfer instructions set forth on Schedule A attached hereto.

ARTICLE II

Representations and Warranties Regarding the Seller

The Seller hereby represents and warrants to the Purchaser as follows:

Section 2.1.   Authorization.  It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite action.  This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.2.   No Consents.  No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof (each, a “Person”) is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by it.

Section 2.3.   Ownership of the Warrants.  It owns the Warrants beneficially and of record, free and clear of any liens, claims or encumbrances (collectively, “Encumbrances”).  It has not entered into any agreement, arrangement or other understanding (i) granting any option, warrant or right of first refusal with respect to the Warrants to any Person, (ii) restricting its right to sell the Warrants to the Purchaser, or (iii) restricting any other of its rights with respect to the Warrants.  It has the absolute and unrestricted right, power and capacity to sell, assign and transfer the Warrants to the Purchaser free and clear of any Encumbrances.  Upon payment in full of the Purchase Price, the Purchaser will acquire good, valid and marketable title to the Warrants, free and clear of any Encumbrances created by the Seller.

Section 2.4.   Affiliate Status.  It is not an “affiliate” of the Company as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, and has not been an affiliate of the Company during the 90 day period ending on the date hereof.

Section 2.5.   Brokers.  No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from it in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE III

Representations and Warranties Regarding the Purchaser

The Purchaser hereby represents and warrants to the Seller as follows:

Section 3.1.   Authorization.  It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite action.  This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.2.   Access to Information.  It has received all information regarding the Company that it deems necessary or advisable to evaluate the risks and merits of an investment in the Warrants.  It acknowledges that neither the Seller nor any of its authorized representatives have made any representation or warranty regarding the Company or an investment in the Warrants, other than as contained herein.

Section 3.3.   Brokers. No person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from it in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.5.   Financial Resources.  It has presently available to it sufficient cash resources to enable it to pay Purchase Price.

ARTICLE IV

Survival, Amendment and Waiver

Section 4.1.   Survival.  The representations and warranties contained in this Agreement or any certificate delivered in connection herewith shall survive the sale of the Warrants as contemplated hereby.

Section 4.2.   Amendments.  This Agreement (including the provisions of this Section 4.2) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties affected by such amendment or modification.

Section 4.3.   Extension; Waiver.  The parties hereto may (i) extend the time for performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of the other parties hereto or satisfaction of any of the conditions to such party’s obligations contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE V

Miscellaneous

Section 5.1. Notices.  All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission upon receipt of a confirmed transmission report, as follows:

If to the Seller:	Midsummer Investment Ltd. 295 Madison Ave, 38th fl New York, New York 10017 Tel: 212.624.5030 Fax: 212.624.5040 Attention: Michel Amsalem

If to the Purchaser:	Clinton Magnolia Master Fund Ltd. Care of: Clinton Group Inc. 9 West 57th Street, 26th Floor New York, NY 10019 Tel: 212-829-2879 Fax: 212-825-0084 Attention: Peter Rawlins

Any party hereto, by notice given to the other parties hereto in accordance with this Section 5.1 may change the address or facsimile transmission number to which such notice or other communications are to be sent to such party.

Section 5.2.   Expenses.  Each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 5.3.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 5.4.   Assignment; Successors and Assigns; No Third Party Rights.  This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 5.5.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 5.6.   Titles and Headings.  The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 5.7.   Entire Agreement.  This Agreement constitute the entire agreement among the parties with respect to the matters covered hereby and thereby and supersede all previous written, oral or implied understandings among them with respect to such matters.

Section 5.8.   Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 5.9.   Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

Section 5.10.   No Strict Construction.  Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser

By: /s/ Francis Ruchalski

Name: Francis Ruchalski
Title: CFO, Clinton Group Inc. as investment manager

Seller

Midsummer Investment Ltd.

By: /s/ Michel Amsalem
Name: Michel Amsalem
Title: Authorized Signatory